Exhibit 99.1

ENERGY SERVICES OF AMERICA BOARD CITES IMPROVEMENT IN FINANCIAL CONDITION

Huntington, WV   September 14, 2015- The Board of Directors (the “Board”) of Energy Services of America (the “Company”) (OTC: ESOA) emphasized at its last meeting on August 19, 2015, the Company’s greatly improved financial condition since the beginning of its restructuring efforts in October 2012. The Company’s restructuring ended in January 2014 with the refinancing of the Company’s bank debt and the termination of a forbearance agreement between the Company and its lenders.

One improvement cited by the Board was the reduction of total current and long term debt to $13.9 million as of June 30, 2015 compared to $30.3 million at September 30, 2012. The sale of assets from the discontinued operation of ST Pipeline in May 2013 resulted in $7.2 million of the overall $16.4 million debt reduction. Accounts payable owed to creditors of ST Pipeline has been reduced by $1.5 million from $1.7 million at September 30, 2012 to $200,000 at June 30, 2015. The Company expects to have all creditors of ST Pipeline paid in full by December 31, 2015. The Board also noted the $12.3 million increase in stockholders’ equity from $6.4 million at September 30, 2012 to $18.7 million at June 30, 2015. Capital raised through the issuance of preferred stock between May 2013 and December 2013 accounted for $5.2 million of the increase with $618,000 of preferred dividends paid from December 2013 to June 2015 decreasing stockholders’ equity. The remaining $7.7 million increase in stockholders’ equity resulted from net income generated by the Company from October 1, 2012 to June 30, 2015. The current ratio (current assets/current liabilities) of the Company has increased from 0.94 at September 30, 2012 to 2.14 at June 30, 2015.

The Board also noted the approval by the Company’s lenders of a $5.0 million line of credit in May 2014 and renewal to $10.0 million in February 2015 as significant signs of improved financial condition. The Company did not have access to a line of credit for operating capital between September 2012 and the agreement in 2014.

Douglas Reynolds, President, commented on the announcement. “This is a tremendous improvement and it provides a strong foundation for the health of the Company. The improved liquidity and access to operating capital have greatly supported the operations of the Company after the restructuring period and will continue to do so in the future.”

Certain statements contained in the release, including without limitation statements including the words "believes," "anticipates," "intends," "expects" or words of similar import, constitute "forward-looking statements" within the meaning of section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements of the Company expressed or implied by such forward-looking statements. Such factors include, among others, general economic and business conditions, changes in business strategy or development plans and other factors referenced in this release. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. The Company disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

Contact:

Douglas Reynolds, President

304-522-3868

Source: Energy Services of America Corporation